                                                                         EX.12.2

                             FIRST INDUSTRIAL, L.P.

                          AND CONTRIBUTING BUSINESSES

                      COMPUTATION OF RATIOS OF EARNINGS TO

                               FIXED CHARGES (A)

                             (DOLLARS IN THOUSANDS)


                                             FOR THE
                                         SIX MONTHS ENDED
                                             JUNE 30,                   FOR THE YEAR ENDED DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1997       1996       1996       1995       1994       1993       1992
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before disposition of
  interest rate protection
  agreements, gain on sales of
  properties and extraordinary
  items..............................  $  18,125  $  13,674  $  32,577  $  12,123  $   8,823  $  (3,399) $  (4,048)
Plus interest expense and
  amortization of deferred financing
  costs and interest rate protection
  agreements.........................      9,115      1,958      4,881      6,803     13,625     19,184     19,994
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before disposition of
  interest rate protection
  agreements, gain on sales of
  properties, extraordinary items and
  fixed charges......................  $  27,240  $  15,632  $  37,458  $  18,926  $  22,448  $  15,785  $  15,946
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed charges and preferred limited
  partnership distributions (b)......  $  10,678  $   1,999  $   5,382  $   7,069  $  13,645  $  19,197  $  20,277
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges
  (c)................................      2.55x      7.82x      6.96x      2.68x      1.65x         --(c)        --(c)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------


------------------------

(a) First Industrial Realty Trust, Inc., the general partner of First Industrial, L.P. (the "Operating Partnership"), completed its initial public offering on June 30, 1994. Information prior to the initial public offering includes the operations and accounts of the Operating Partnership's predecessors and information subsequent to the initial public offering includes the historical operations and accounts of the Operating Partnership.


(b) There were no preferred limited partnership distributions in respect of any period prior to the fiscal quarter ending June 30, 1997.



(c) Earnings represent earnings before disposition of interest rate protection agreements, gain on sales of properties, extraordinary items and fixed charges. Fixed charges consist of interest expenses, capitalized interest and amortization of interest rate protection agreements and deferred financing costs. For the fiscal years ended December 31, 1993 and 1992, earnings were not sufficient to cover fixed charges. Additional earnings of $3.4 million and $4.3 million, respectively would have been required to achieve a ratio of 1.0 for such periods.